  As filed with the Securities and Exchange Commission on July 21, 2005.
                     Registration Statement No.333-124920

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            -------------------------
                                AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            -------------------------
                                  NETGURU, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                      -------------------------------

                      (State or other jurisdiction of
                       incorporation or organization)

                                 22-2356861
                          ----------------------
                     (I.R.S. Employer Identification Number)

                            22700 SAVI RANCH PARKWAY
                          YORBA LINDA, CALIFORNIA 92887
                                 (714) 974-2500
              (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                          -------------------------
                                  AMRIT K. DAS,
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                                  NETGURU, INC.
                            22700 SAVI RANCH PARKWAY
                          YORBA LINDA, CALIFORNIA 92887
                                 (714) 974-2500
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                               NIMISH PATEL, ESQ.
                             RICHARDSON & PATEL LLP
                       10900 WILSHIRE BOULEVARD, SUITE 500
                              LOS ANGELES, CA 90024
                                 (310) 208-1182

                           CRISTY LOMENZO PARKER, ESQ.
                               RUTAN & TUCKER, LLP
                         611 ANTON BOULEVARD, SUITE 1400
                          COSTA MESA, CALIFORNIA 92626
                                 (714) 641-5100

    Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: | |
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: |X|
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: | |
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: | |
    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box: | |

                              CALCULATION OF REGISTRATION FEE
============================================================================================================
                                                         PROPOSED MAXIMUM   PROPOSED MAXIMUM     AMOUNT OF
TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE        REGISTRATION
SECURITIES TO BE REGISTERED          BE REGISTERED(1)      PER SHARE(6)      OFFERING PRICE         FEE
----------------------------------   ----------------    ----------------   -----------------   ------------
Common stock, $0.01 par value,
underlying Amended and Restated
December 2003 Note                       1,808,177(2)          $0.95           $1,717,768         $ 202.18
----------------------------------   ----------------    ----------------   -----------------   ------------
Common stock, $0.01 par value,
underlying December 2004 Note            1,868,411(2)          $0.95           $1,774,990         $ 208.92
----------------------------------   ----------------    ----------------   -----------------   ------------
Common stock, $0.01 par value,
underlying December 2004 warrant           130,000(3)          $0.95           $  123,500         $  14.54
----------------------------------   ----------------    ----------------   -----------------   ------------
Common stock, $0.01 par value,
underlying options issued as
consideration for an acquisition            30,000(4)          $0.95           $   28,500         $   3.35
----------------------------------   ----------------    ----------------   -----------------   ------------
Common stock, $0.01 par value,
underlying options issued to
consultants                                  8,490(5)          $0.95           $    8,066         $   0.95
----------------------------------   ----------------    ----------------   -----------------   ------------
Total                                    3,845,078             $0.95           $3,652,824         $ 429.94(7)
==================================   ================    ================   =================   ============

 (1) In the event of a stock split, stock dividend, or similar transaction involving common stock of the registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.
(2) Represents a good faith estimate of the number of shares that may become issuable following the conversion of interest on and/or principal of a convertible note. If the good faith estimate is incorrect and the registrant determines that additional common stock will be required to cover all principal and interest payments, the registrant will be required to file a new registration statement to register any such additional shares.
(3)      Represents shares issuable upon exercise of the December 2004 Warrant.
(4) Represents shares issuable upon exercise of stock options issued as consideration for an acquisition.
(5) Represents shares issuable upon exercise of stock options issued as consideration for consulting services.
(6) Estimated solely for the purpose of calculating the registration fee as determined in accordance with Rule 457(c) under the Securities Act based on the average of the high and low sales prices per share as reported on The Nasdaq SmallCap Market(R) on May 11, 2005.
(7) The entire $429.94 registration fee for this registration statement was offset by a portion of the $1,139.86 registration fee previously paid to register 219,300 of the shares of common stock that were registered on registration statement no. 333-40564 initially filed by the registrant on June 30, 2000 and are being deregistered hereby.




         Pursuant to Rule 429, this registration statement contains a combined prospectus that covers the following 5,125,561 shares of common stock in addition to the 3,845,078 shares of common stock being registered hereunder:

         2,902,787 shares of common stock registered on registration statement
           no. 333-112181;
         232,004 shares of common stock registered on registration statement
           no. 333-109517;
         7,500 shares of common stock registered on registration statement
           no. 333-100651;
         1,870,270 shares of common stock registered on registration statement
           no. 333-51406; and
         113,000 shares of common stock registered on registration statement no. 333-40564.


     In accordance with the registrant's undertaking set forth in registration statement nos. 333-109517 and 333-40564, effective as of the date and time this registration statement is declared effective, the registrant hereby deregisters such shares of its common stock that were registered on those registration statements but were not sold under those registration statements and are not being carried forward onto this registration statement.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING UNDER SECTION 8(a), MAY DETERMINE.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDERS IDENTIFIED IN THIS PROSPECTUS MAY NOT SELL SECURITIES UNDER THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART BECOMES EFFECTIVE.

                  SUBJECT TO COMPLETION, DATED JULY 20, 2005

PROSPECTUS

                                  NETGURU, INC.

                        8,970,639 SHARES OF COMMON STOCK

         The shares of our common stock being offered under this prospectus are being offered by selling security holders identified in this prospectus for their own accounts. Our common stock trades on The Nasdaq SmallCap Market under the symbol "NGRU." The last reported sale price of our common stock on July 18, 2005, was $1.07 per share.

         Our principal offices are located at 22700 Savi Ranch Parkway, Yorba Linda, California 92887, and our telephone number is (714) 974-2500.

                            -------------------------

                  INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                 PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                            -------------------------

         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

               The date of this prospectus is ___________, 2005.

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

PROSPECTUS SUMMARY.............................................................3
   OUR COMPANY................................................................ 3
   THE OFFERING............................................................... 5
   SELECTED CONSOLIDATED FINANCIAL DATA....................................... 6
RISK FACTORS.................................................................. 7
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.............................15
SELLING SECURITY HOLDERS......................................................16
   SELLING SECURITY HOLDER TABLE..............................................16
   PRIVATE PLACEMENTS THROUGH WHICH THE SELLING SECURITY HOLDERS
     OBTAINED BENEFICIAL OWNERSHIP OF THE OFFERED SHARES......................19
       LAURUS MASTER FUND, LTD. STRATEGIC FINANCINGS..........................19
       OTHER SELLING SECURITY HOLDERS.........................................26
PLAN OF DISTRIBUTION..........................................................28
USE OF PROCEEDS...............................................................30
INDEMNIFICATION OF DIRECTORS AND OFFICERS.....................................30
EXPERTS.......................................................................31
LEGAL MATTERS.................................................................31
TRANSFER AGENT AND REGISTRAR .................................................31
WHERE YOU CAN FIND MORE INFORMATION...........................................31
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.............................32

                               PROSPECTUS SUMMARY

         This summary highlights some information from this prospectus. Because it is a summary, it necessarily does not contain all of the information necessary to your investment decision. To understand this offering fully, you should read carefully the entire prospectus, especially the risks of investing in our common stock discussed under "Risk Factors."

OUR COMPANY
OVERVIEW

         We were incorporated in 1981 under the name Research Engineers, Inc., and changed our name to netGuru, Inc. in 2000. We are a Delaware corporation. Our corporate headquarters are located at 22700 Savi Ranch Parkway, Yorba Linda, California 92887.

Our primary business offerings are:

         o Structural and civil engineering and collaborative software products and services for businesses worldwide; and

         o Information technology, or IT, services (including engineering business process outsourcing, or EBPO).

PRODUCTS AND SERVICES

     ENGINEERING AND COLLABORATIVE SOFTWARE PRODUCTS AND SERVICES

         Over the past 24 years, we have continuously improved our core competency and established a strong brand for our engineering software within the architectural/engineering/construction, or A/E/C, markets worldwide. Our engineering software is primarily used for the specific calculations required for the design of civil and structural engineering projects. We have established our leadership position in the engineering software industry by being the first-to-market for personal computer-, or PC-, based engineering software and by being the first mover to penetrate foreign markets. As of April 2005, 46 of the 50 largest engineering design firms in the world were using our engineering software. We have 19,000 customers, with over 47,000 installations and approximately 160,000 users in 100 countries.

         Our stand-alone and network-based engineering software products provide fully integrated, easy-to-use design automation and analysis solutions for use by engineering analysis and design professionals worldwide. We have developed a comprehensive line of structural and civil engineering software products, including our STAAD.Pro(R) family of products, STAAD.ETC and STAAD.FOUNDATION. Our products assist engineers in performing mission-critical functions, including analysis and design of industrial, commercial, transportation and utility structures, pipelines, machinery, automotive and aerospace products. Projects that have been analyzed and designed using STAAD include the chunnel (connecting England and France), the MCI Stadium in Washington D.C., the Philadelphia Airport tower and thousands of other buildings and structures.

         All of our engineering software products use our proprietary Windows-based graphics engine that provides a modern graphics environment for model development, visualization/verification and drawing generation. These products are also designed for use with third-party computer aided design, or CAD, drafting systems, including Tekla, AutoCAD and MicroStation. Our structural and civil engineering products provide eight international language options and 60 local design codes required by our worldwide markets. For example, we have introduced additional local design codes for our structural software to address the stringent building requirements adopted by Mexico, Thailand, and China, to protect infrastructure against earthquakes and terrorist attacks. We continue to introduce more local design codes in rapidly growing construction markets such as Brazil and Southeast Asia. We also offer a Spanish language version of STAAD.Pro in Mexico.

         We address the various facets of the engineering design chain from the software that engineers use to design infrastructure to managing all the documents related to a specific design project. We partner with other software vendors offering complementary solutions within the structural engineering community to offer a complete solution to our customers, including customization of our core software for various vertical niches such as the joist or pre-engineering metal building industries. For example, we combined STAAD.Pro with Tekla Corporation's ("Tekla") market-leading 3D modeler and created the new building-based product, Tekla Structures. We combined STAAD.Pro and LARSA to offer a full bridge management solution. We partnered with Omnitech Associates to provide a full connection design package with STAAD.Pro. Using a customized STAAD.Pro, we are working with New Columbia Joist Company ("NCJC") to automate NCJC's mass-design and mass-production processes for steel joists.

         Since customer training is essential to our growth strategy, we introduced the STAAD Certified Trainer and STAAD Certified Engineer programs closer to where our customers are and established 15 new training centers across the U.S. to facilitate year-round training sessions. We also developed training digital videodiscs for our international markets in English, Spanish, German and French. Our corporate licensing program targets large engineering companies at the enterprise level. Our unlimited multi-year corporate licensing program allows our clients to implement an enterprise-wide licensing strategy that allows them to integrate and standardize their engineering design lifecycle on our STAAD.Pro. We have implemented this licensing strategy with Bechtel Corporation, one of the largest engineering companies in the world and many of the ENR (Engineering News Record)Top 50 firms worldwide.

         Our Web-based document management and collaborative software innovations such as eReview and ForReview(R) are changing the way engineers conduct their day-to-day business. Once installed at a host location, our eReview collaborative software enables a host and other participants to engage in real-time Web-based conferencing and document sharing anywhere and anytime in over 150 widely used document formats. eReview allows our customers to bridge physical distances in their global business environments by enabling decision makers to communicate without costly and time consuming travel to geographically dispersed locations. Complementing eReview, our WebWorks software provides comprehensive project-based document and team management functions. Our collaborative products can be implemented as stand-alone enterprise solutions or as an integrated system working in concert with our other products. For example, we are working with BIW Technologies of United Kingdom utilizing our collaboration and review expertise to enhance BIW's visual interface. We have secured new document collaboration projects with Sharp Laboratories of America and Amtrak. Due to our engineering experience, our collaborative software is ideally suited for multi-faceted A/E/C projects. However, our collaborative software also has direct application for many other industries. We have also developed workflow management solutions by embedding our collaborative software in the software of our major original equipment manufacturer, or OEM, partners, such as FileNet Corporation and Oracle Corporation, who then market the combined solution to their customers.

         We generate revenues from software licensing fees and annual support fees established at the time of the initial contract. Suggested list prices range from approximately $850 to $7,000 for most of our engineering software products. Suggested list prices range up to $1,000 per license for eReview and related products. Most of our customers who purchase eReview buy a site license to cover the entire company's requirements. These site licenses vary in price from $100,000 to $300,000. With additional development and maintenance, total project prices may reach $750,000. Since we have established a solid engineering customer base through our analytical design software, we believe we possess the necessary credibility to offer our collaborative solutions across our customers' enterprises. However, our primary sales strategy is to develop closer relationships with our OEM partners and to create recurring revenues through royalties.

     IT SERVICES

         We are an IT total solutions provider, or TSP. Our IT services division has provided contracted IT services and software solutions to a wide variety of vertical industry markets (that is, a particular industry or group of enterprises to whom similar goods and services can be sold), with an emphasis on engineering, aerospace, e-commerce, semiconductors, finance, education, insurance, manufacturing, distribution, retail, government, pharmaceuticals and healthcare. As a TSP, we provide our business-to-business clients with services that involve integration of multiple existing third party software. We also offer value-added IT services by incorporating and customizing our proprietary collaborative software technology and/or our engineering software into enterprise solutions designed to accomplish our clients' current objectives and grow with our clients' enterprises. We specialize in providing IT services that involve mission critical applications that deliver round-the-clock performance.

         We offer our IT services through our service office located in Boston, Massachusetts. We provide IT services both on a project basis and through on-site consulting. When we provide IT services on a project basis, we assume full project management responsibility. Typically, projects are of a fixed duration and are charged at a fixed price. When we provide on-site consulting services, we bill our clients on a time and materials basis. Our goal is to migrate our staffing model to a project-based model where all the work will be done by our India operations.

         Our IT services operations include EBPO, where we offer full engineering technical support to other non-competing engineering software companies, as well as to steel detailing and fabrication companies in North America, through a qualified labor pool of experienced engineers and detailers at our wholly-owned subsidiary in India to expedite the production of erection drawings necessary to construct a structure. This allows our customers to extend their organizational capabilities and capacity and provide a faster turnaround to their customers while controlling their costs. The production of erection drawings is the ultimate phase in the engineering design chain whereas the analytical products we offer (such as STAAD.Pro) are more upstream tasks.

         We provide IT services to customers in the United Kingdom, India, France and Germany in addition to customers in North America. We strive to contain costs while remaining competitive by utilizing our production centers in India to support our IT services business.



                                  THE OFFERING

         This prospectus covers the resale by the selling security holders of the shares of common stock described below:

Outstanding shares of common stock                             1,732,774 shares

Shares of common stock underlying convertible notes            5,804,375 shares

Shares of common stock underlying warrants                     1,095,000 shares

Shares of common stock underlying options                        338,490 shares


Use of Proceeds                     All proceeds from the sale of shares under
                                    this prospectus will be received by the
                                    selling security holders for their own
                                    accounts. We will not receive any proceeds from the sale of shares under this prospectus. See "Use of Proceeds."
Risk Factors
                                    You should read the "Risk Factors" beginning on page 7, as well as other cautionary statements throughout or incorporated by reference in this prospectus, before investing in shares of our common stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

         The following financial data is provided as of and for the fiscal years ended March 31, 2005 and 2004. The financial data as of and for the fiscal years ended March 31, 2005 and 2004 are derived from, and are qualified by reference to, the audited consolidated financial statements and the notes to those consolidated financial statements that are incorporated by reference into this prospectus. Our historical results are not necessarily indicative of results to be expected for any future periods.


CONSOLIDATED STATEMENTS OF OPERATIONS                  YEARS ENDED
AND COMPREHENSIVE LOSS DATA                              MARCH 31,
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS):          --------------------
                                                   2005           2004
                                                  ------         ------
Net revenues                                      $ 15,843     $ 16,562
Loss from continuing operations                      (855)       (2,602)
Net loss                                             (788)       (3,110)
Total comprehensive loss                             (648)       (2,942)
Basic loss per share                              $ (0.04)     $  (0.18)
Diluted loss per share                            $ (0.04)     $  (0.18)
Weighted average shares outstanding, basic          18,858       17,603
Weighted average shares outstanding, diluted        18,858       17,603



CONSOLIDATED BALANCE SHEET DATA (IN THOUSANDS):        MARCH 31,      MARCH 31,
                                                         2005           2004
                                                     ------------   ------------

Cash and cash equivalents ........................   $     3,681    $     1,646
Working capital ..................................         3,402          1,578
Total assets .....................................        14,493         12,030
Long-term debt, net of current portion ...........         2,108          1,382
Stockholders' equity .............................         5,285          4,406

                                  RISK FACTORS

         AN INVESTMENT IN SHARES OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE DECIDING TO INVEST OR MAINTAIN AN INVESTMENT IN SHARES OF OUR COMMON STOCK. THIS PROSPECTUS CONTAINS OR INCORPORATES BY REFERENCE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, IT IS LIKELY THAT OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS WOULD BE HARMED. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT.

     OUR PLANS TO RETURN TO PROFITABILITY DEPEND ON OUR ABILITY TO INCREASE REVENUES DESPITE CUTTING COSTS IN A VARIETY OF AREAS, WHICH MAY NOT BE FEASIBLE.

         We incurred net losses of $788,000 and $3,110,000 for the fiscal years ended March 31, 2005 and March 31, 2004, respectively.
In the recent past we have significantly reduced our operating expenses. However, in order to achieve profitability, we must increase our revenues while continuing to control our expenses. We are continuing to implement cost containment measures in an effort to reduce our cash consumption from operations both domestically and abroad, and we are working to increase sales of our software products.

         If adequate funds from operating activities are not available, we may be required to delay, scale back or eliminate portions of our operations and product development efforts or to obtain funds through arrangements with strategic partners or others that may require us to relinquish rights to certain portions of our technologies or potential products or other assets. Furthermore, because some of the areas of expense cutting, such as sales and marketing and research and development, involve activities that we ordinarily undertake with the expectation that they will contribute to future revenues, obtaining and maintaining profitability may be difficult, even with reduced expenses. Even if near-term profitability can be achieved through cost-cutting, it will not be sustainable if the effect of cost-cutting is to impede future revenue growth.

     IF WE ARE UNABLE TO RAISE CAPITAL IN THE FUTURE, WE MAY BE UNABLE TO FUND OPERATING CASH SHORTFALLS.

         Our future capital requirements will depend upon many factors, including sales and marketing efforts, the development of new products and services, possible future strategic acquisitions, the progress of our research and development efforts, and the status of competitive products and services. As of March 31, 2005 and March 31, 2004, we had working capital of $3,402,000 and $1,578,000, respectively, and an accumulated deficit of $31,232,000 and $30,444,000, respectively. As of those dates, we had $3,681,000 and $1,646,000, respectively, in cash and cash equivalents and $4,334,000 and $3,340,000, respectively, of accounts receivable, net of allowance for doubtful accounts.

         We believe that current and future available capital resources, including availability under the Revolving Credit Facility (defined below) with Laurus Master Fund, Ltd. ("Laurus"), will be adequate to fund our operations for the next twelve months. However, to the extent we are in need of any additional financing, it may not be available to us on acceptable terms, or at all. Our inability to obtain any needed financing could result in a significant loss of ownership and/or control of our proprietary technology and other important assets and could also hinder our ability to fund our continued operations and our product development efforts that historically have contributed significantly to our competitiveness.

         Any additional financing may cause significant dilution to existing stockholders. Any debt financing or other financing of securities senior to common stock likely will include financial and other covenants that will restrict our flexibility. At a minimum, we expect these covenants to include restrictions on our ability to pay dividends on our common stock.

     OUR ADOPTION OF STATEMENT OF FINANCIAL ACCOUNTING STANDARD (SFAS) NO. 142 INCREASED OUR LOSSES FOR THE YEAR ENDED MARCH 31, 2003 BY $5,824,000 DUE TO AN IMPAIRMENT WRITE-DOWN FOR OUR IT SERVICES DIVISION AND COULD ALSO CAUSE US TO INCUR LARGE LOSSES IN FUTURE ACCOUNTING PERIODS IF WE DETERMINE THAT THERE HAS BEEN ADDITIONAL IMPAIRMENT OF GOODWILL.

         In July 2001, the Financial Accounting Standards Board issued SFAS No. 142, "Goodwill and Other Intangible Assets." We adopted this statement effective April 1, 2002. Under this statement, goodwill is no longer amortized and became subject to periodic testing for impairment beginning April 1, 2002. The provisions of this statement require us to perform a two-step test to assess goodwill for impairment. In the first step, we compare the fair value of each reporting unit to its carrying value. If the fair value exceeds the carrying value, then goodwill is not impaired and we need not proceed to the second step. If the carrying value of a reporting unit exceeds its fair value, then we must determine the implied fair value of the reporting unit's goodwill and compare it to the carrying value of the unit's goodwill. If the carrying value of the reporting unit's goodwill exceeds its implied fair value, then we will record an impairment loss in the amount of the excess.

         We assessed the fair value of our reporting units by considering their projected cash flows, using risk-adjusted discount rates, and by the market approach in evaluating the market valuation of the units as compared to competing companies. Given consideration of relevant factors, we concluded that, as of April 1, 2002, an impairment write-down for our IT services division was required. In accordance with the provisions of the statement, we recorded an impairment charge of $5,824,000 to IT services goodwill in fiscal 2003 as a cumulative effect of a change in accounting principle. At March 31, 2005, our goodwill balance was $3,088,000. We are required to perform additional reviews for impairment annually, or more frequently if events occur or circumstances change that would more likely than not reduce the fair value of the net carrying amount. We cannot predict whether or when there will be an additional impairment charge, or the amount of any such charge. If the charge is significant, it could cause the market price of our common stock to decline.

     THE VOTING POWER OF YOUR INVESTMENT AND OUR EARNINGS PER SHARE WOULD BE SUBSTANTIALLY DILUTED IF ALL OR SIGNIFICANT PORTIONS OF THE LAURUS NOTES WERE CONVERTED INTO SHARES OF OUR COMMON STOCK AT THEIR INITIAL FIXED CONVERSION PRICES.

         As of July 5, 2005, the outstanding principal balances of $1,560,000 under the Amended and Restated December 2003 Note and $1,000,000 under the December 2004 Note (collectively, the "Laurus Notes"), were convertible into up to 1,200,000 and 775,194 shares of our common stock, respectively, at initial fixed conversion prices of $1.30 and $1.29 per share, respectively. At July 5, 2005, 19,117,154 shares of our common stock were issued and outstanding. If the 1,975,194 aggregate number of shares of common stock underlying the Laurus Notes had been issued and outstanding as of that date, disregarding conversion limitations described in the agreements, then Laurus would have beneficially owned approximately 9.4% of the 21,092,348 shares of common stock that would have been outstanding on July 5, 2005. We may borrow additional amounts under the Revolving Credit Facility from time to time, which would increase the principal balance that could potentially be converted into shares of our common stock in the future. As a result, if the entire principal balance of the Laurus Notes and/or any additional amounts we may borrow under the Revolving Credit Facility were converted at their initial fixed conversion prices, substantial dilution of the voting power of your investment and of our earnings per share would occur.

     THE MARKET PRICE OF OUR COMMON STOCK AND THE VALUE OF YOUR INVESTMENT COULD SUBSTANTIALLY DECLINE IF ALL OR SIGNIFICANT PORTIONS OF THE LAURUS NOTES WERE CONVERTED INTO SHARES OF OUR COMMON STOCK AND RESOLD INTO THE MARKET, OR IF A PERCEPTION EXISTS THAT A SUBSTANTIAL NUMBER OF SHARES WILL BE ISSUED UPON CONVERSION OF THE LAURUS NOTES AND THEN RESOLD INTO THE MARKET.

         If the conversion prices at which the Laurus Notes are converted are lower than the price at which you made your investment, immediate dilution of the value of your investment will occur. In addition, sales of a substantial number of shares of common stock issued upon conversion of the Laurus Notes, or even the perception that such sales could occur, could adversely affect the market price of our common stock, which would mean that the Laurus Notes would be convertible into an increased number of shares of our common stock in cases where, as described elsewhere in these risk factors, the conversion price is based upon a discount from the closing price of our common stock. You could, therefore, experience a substantial decline in the value of your investment as a result of both the actual and potential conversion of the Laurus Notes.

     THE VOTING POWER AND VALUE OF YOUR INVESTMENT COULD DECLINE IF THE LAURUS NOTES ARE CONVERTED AT A REDUCED PRICE DUE TO OUR ISSUANCE OF LOWER-PRICED SHARES.

         The $1.30 initial fixed conversion price of the Amended and Restated December 2003 Note is subject to downward weighted-average anti-dilution adjustments. For example, if the conversion price were $1.30 per share and we were to issue 1,000,000 shares of common stock at a price of $1.00 per share in a transaction that is not excluded from the anti-dilution provisions, then the fixed conversion price of the Amended and Restated December 2003 Note would be reduced to $1.29 per share, and an additional approximate 9,785 shares of common stock would become issuable upon conversion of the principal amount of the Laurus Notes. Consequently, the voting power and value of your investment would decline if conversions occurred at the new fixed conversion prices.

     THE MARKET PRICE OF OUR COMMON STOCK COULD SUBSTANTIALLY DECLINE AND THE VOTING POWER AND VALUE OF YOUR INVESTMENT COULD BE SUBJECT TO UNLIMITED ADDITIONAL DILUTION IF THE AMENDED AND RESTATED DECEMBER 2003 NOTE IS CONVERTED ON ONE OR MORE OCCASIONS AT AN ALTERNATE CONVERSION PRICE THAT APPLIES IF WE ARE IN DEFAULT OR IF WE ISSUE A CALL NOTICE UNDER THE AMENDED AND RESTATED DECEMBER 2003 NOTE, PARTICULARLY IF LAURUS SEQUENTIALLY CONVERTS PORTIONS OF THE NOTE INTO SHARES OF OUR COMMON STOCK AT ALTERNATE CONVERSION PRICES AND RESELLS THOSE SHARES INTO THE MARKET.

         If we are in default or we issue call notices under the Amended and Restated December 2003 Note, then an alternate conversion price based on a discount from the market price of our common stock may apply, and the Amended and Restated December 2003 Note could become convertible into an unlimited number of additional shares of our common stock, particularly if Laurus sequentially converts portions of the Amended and Restated December 2003 Note into shares of our common stock at alternate conversion prices and resells those shares into the market. If Laurus sequentially converts portions of the Amended and Restated December 2003 Note into shares of our common stock at alternate conversion prices and resells those shares into the market, then the market price of our common stock could decline due to the additional shares available in the market, particularly in light of the relatively thin trading volume of our common stock. Consequently, if a default occurs and continues, and if Laurus repeatedly converts portions of the Amended and Restated December 2003 Note at alternate conversion prices and then resells those underlying shares into the market, a continuous downward spiral of the market price of our common stock could occur that would benefit Laurus at the expense of other existing or potential holders of our common stock, creating a conflict of interest between Laurus and investors who purchase the shares of common stock resold by Laurus following conversion of the Amended and Restated December 2003 Note.

         For example, if a conversion of the Amended and Restated December 2003 Note occurs while we are in default under that note or the related purchase agreement, then the conversion price of that note will be equal to the lesser of the fixed conversion price or 70% of the average of the three lowest closing prices of our common stock during the preceding 30 trading days. So, if we were in default under the Amended and Restated December 2003 Note and Laurus then elected to convert $100,000 of the principal amount of the note at a time when the fixed conversion price was $1.30 per share and the average of the three lowest closing prices of our common stock during the thirty preceding trading days also was $1.30, then the applicable conversion price would be $0.91 rather than $1.30, and the number of shares issuable upon the conversion would be 109,890 based upon the alternate conversion price rather than 76,923 based upon the fixed conversion price. The resale of those shares into the market would very likely depress the market price of our common stock because our stock is thinly traded and because Laurus could resell those shares at a discount to the market price and still realize a profit.

         For example, Laurus could resell the 109,890 shares at a price of $1.10, which is $0.19 above the hypothetical $0.91 alternate conversion price but $0.20 below the $1.30 hypothetical market price. If such a sale were to cause the average of the three lowest closing prices of our common stock to decline from $1.30 to $1.10 during the thirty trading days preceding Laurus' next conversion at an alternate conversion price, then Laurus could convert all or any remaining portion of the Amended and Restated December 2003 Note at a conversion price equal to 70% of $1.10, or $0.77, and then resell those shares at a discount from this new, lower market price while still making a profit on the resale, such as selling for $1.00 and still realizing a $0.23 profit while causing the market price to go to $1.00. Consequently, the market price of our common stock could decline and the voting power and value of your investment could be subject to unlimited additional dilution if Laurus repeatedly converts portions of the Amended and Restated December 2003 Note at alternate conversion prices and then resells those underlying shares into the market.

     THE MARKET PRICE OF OUR COMMON STOCK COULD SUBSTANTIALLY DECLINE AND THE VOTING POWER AND VALUE OF YOUR INVESTMENT COULD BE SUBJECT TO ADDITIONAL DILUTION IF THE AMENDED AND RESTATED DECEMBER 2003 NOTE IS CONVERTED ON ONE OR MORE OCCASIONS AT AN ALTERNATE CONVERSION PRICE THAT APPLIES IF WE PREVIOUSLY ELECTED TO PAY ALL OR A PORTION OF OUR MONTHLY PAYMENT IN SHARES OF OUR COMMON STOCK AND OUR STOCK IS TRADING AT LESS THAN $1.43 FOR THE TEN TRADING DAYS PRECEDING THE MONTHLY PAYMENT DATE, PARTICULARLY IF LAURUS SEQUENTIALLY CONVERTS PORTIONS OF THE NOTE INTO SHARES OF OUR COMMON STOCK AT ALTERNATE CONVERSION PRICES AND RESELLS THOSE SHARES INTO THE MARKET.

         If we have previously elected to pay all or a portion of a monthly payment under the Amended and Restated December 2003 Note in shares of our common stock and the average closing price of our common stock for the 10 trading days preceding the monthly payment date is less than $1.43, then we, at our sole discretion, shall determine whether (i) to pay the monthly payment in cash; or (ii) require Laurus to convert all or part of the monthly payment amount that we had elected to pay in shares of our common stock at a conversion price equal to 85% of the average of the three lowest closing prices during the 20 trading days immediately preceding the conversion date. If Laurus sequentially converts portions of the Amended and Restated December 2003 Note into shares of our common stock at alternate conversion prices and resells those shares into the market, then the market price of our common stock could decline due to the additional shares available in the market, particularly in light of the relatively thin trading volume of our common stock. Consequently, if we elect to have Laurus repeatedly convert portions of the Amended and Restated December 2003 Note at alternate conversion prices and then Laurus resells those underlying shares into the market, a continuous downward spiral of the market price of our common stock could occur that would benefit Laurus at the expense of other existing or potential holders of our common stock, creating a conflict of interest between Laurus and investors who purchase the shares of common stock resold by Laurus following conversion of the Amended and Restated December 2003 Note.

         For example, if we elect to pay Laurus in shares of our common stock and the average closing price of our common stock for the 10 trading days preceding the monthly payment date is less than $1.43, then the conversion price of the monthly payment will be equal to 85% of the average of the three lowest closing prices our common stock during the preceding 20 trading days. So, if our stock price meets the above conditions and we elect to convert $100,000 of the monthly payment of the note at a time when the fixed conversion price was $1.30 per share and the average of the three lowest closing prices of our common stock during the 20 preceding trading days also was $1.30, then the applicable conversion price would be $1.105 rather than $1.30, and the number of shares issuable upon the conversion would be 90,498 based upon the alternate conversion price rather than 76,923 based upon the fixed conversion price. The resale of those shares into the market would very likely depress the market price of our common stock because our stock is thinly traded and because Laurus could resell those shares at a discount to the market price and still realize a profit.

         For example, Laurus could resell the 90,498 shares at a price of $1.20, which is $0.095 above the hypothetical $1.105 alternate conversion price but $0.10 below the $1.30 hypothetical market price. If such a sale were to cause the average of the three lowest closing prices of our common stock to decline from $1.30 to $1.20 during the 20 trading days preceding Laurus' next conversion at an alternate conversion price, then, upon our election, Laurus must convert all or any remaining portion of the Amended and Restated December 2003 Note monthly payment at a conversion price equal to 85% of $1.20, or $1.02, and then resell those shares at a discount from this new, lower market price while still making a profit on the resale, such as selling for $1.10 and still realizing a $0.08 profit while causing the market price to go to $1.10. Consequently, the market price of our common stock could decline and the voting power and value of your investment could be subject to unlimited additional dilution if we elect to have Laurus repeatedly convert portions of the Amended and Restated December 2003 Note monthly payment at alternate conversion prices and then Laurus resells those underlying shares into the market.

     IF THE MARKET PRICE OF OUR COMMON STOCK SUBSTANTIALLY DECLINES AND WE ARE UNABLE TO CONVERT THE 2004 MONTHLY PAYMENT INTO SHARES OF OUR COMMON STOCK, WE WILL HAVE TO PAY A HIGHER CASH PAYMENT THAN THE SCHEDULED PRINCIPAL PAYMENT OF $30,000 AND ACCRUED INTEREST ON OUR DECEMBER 2004 NOTE.

         The conversion criteria stipulated in our December 2004 Note requires us to convert the 2004 Monthly Payment into shares of our common stock only if the average closing price of our common stock for the five trading days immediately preceding the payment date is not less than 110% of the then fixed conversion price and if the amount of conversion does not exceed 25% of the aggregate trading volume of our common stock for the 30 day trading period immediately preceding the repayment date. If we are unable to convert the 2004 Monthly Payment into shares of our common stock because of failure to meet the conversion criteria, we will be required to pay 102% of the 2004 Monthly Payment in cash.

     CONTRACTUAL LIMITATIONS THAT RESTRICT CONVERSION OF THE LAURUS NOTES AND EXERCISE OF THE DECEMBER 2002 WARRANT, THE JULY 2003 WARRANT AND THE DECEMBER 2004 WARRANT MAY NOT NECESSARILY PREVENT SUBSTANTIAL DILUTION OF THE VOTING POWER AND VALUE OF YOUR INVESTMENT.

         The contractual limitations that restrict conversion of the Laurus Notes into, or the exercise of the December 2002 Warrant, the July 2003 Warrant and the December 2004 Warrant (together, "Laurus Warrants") for, shares of our common stock are limited in their application and effect and may not prevent substantial dilution of your investment. Laurus may not on any given date convert the Amended and Restated December 2003 Note if, and to the extent, that the conversion would result in the issuance of a number of shares of common stock with a dollar value that exceeds 25% of the aggregate dollar trading volume of our common stock during the preceding 30 trading days. However, Laurus may make a series of smaller conversions that do not exceed this limitation but that result in a decline in the market price of our common stock and a decline in the voting power and value of your investment, particularly if Laurus sequentially converts portions of the note into shares of our common stock at alternate conversion prices and resells those shares into the market, as described elsewhere in these risk factors.

         In addition, contractual 4.99% beneficial ownership limitations prohibit Laurus or us from converting the Laurus Notes, and prohibit Laurus from exercising the Laurus Warrants, if and to the extent that the conversion or exercise would result in Laurus, together with its affiliates, beneficially owning more than 4.99% of our outstanding common stock. However, this 4.99% limitation automatically becomes void upon an event of default under the Laurus Notes and can be waived by Laurus upon 75 days' advance notice to us. In addition, this 4.99% limitation does not prevent Laurus or us from converting the Laurus Notes into, or exercising the Laurus Warrants for, shares of common stock and then reselling those shares in stages over time where Laurus and its affiliates do not, at any given time, beneficially own shares in excess of the 4.99% limitation.

         Further, a contractual limitation that prohibits Laurus from converting the Amended and Restated December 2003 Note if, and to the extent, the conversion would result in Laurus and its affiliates beneficially owning more than 3,563,524 shares of our common stock, will be removed if and when we obtain stockholder approval at Laurus' request. Similarly, a contractual limitation that prohibits Laurus from converting the December 2004 Note and/or exercising the December 2004 Warrant, if, and to the extent, the conversion would result in Laurus and its affiliates beneficially owning more than 3,767,730 shares of our common stock, will be removed if and when we obtain stockholder approval at Laurus' request.

         Consequently, these limitations will not necessarily prevent substantial dilution of the voting power and value of your investment.

     CONVERSIONS OF THE LAURUS NOTES AT DRAMATICALLY REDUCED CONVERSION PRICES COULD RESULT IN A CHANGE OF CONTROL OF OUR COMPANY.

         A change of control of our company could occur if, as discussed elsewhere in these risk factors, conversions of the Laurus Notes occur at dramatically reduced conversion prices, such as if Laurus sequentially converts portions of the Amended and Restated December 2003 Note at alternate conversion prices into shares of our common stock and resells those shares into the market, or if the fixed conversion price of the Amended and Restated December 2003 Note is reduced to a substantially lower price upon our issuance of securities at a lower price. If a change of control occurs, then the stockholders who historically have controlled our company would no longer have the ability to exert significant control over matters that could include the election of directors, changes in the size and composition of the board of directors, and mergers and other business combinations involving our company. Instead, one or more other stockholders could gain the ability to exert this type of control and may also, through control of the board of directors and voting power, be able to control certain decisions, including decisions regarding the qualification and appointment of officers, dividend policy, access to capital (including borrowing from third-party lenders and the issuance of additional equity securities), and the acquisition or disposition of our assets.

     IF CONVERSIONS OF THE LAURUS NOTES AT DRAMATICALLY REDUCED CONVERSION PRICES RESULT IN A CHANGE OF CONTROL OF OUR COMPANY OR THE FAILURE OF OUR COMMON STOCK TO MEET NASDAQ MINIMUM BID PRICE REQUIREMENTS, THEN WE COULD BE DELISTED FROM THE NASDAQ SMALLCAP MARKET, WHICH COULD REDUCE THE LIQUIDITY OF OUR COMMON STOCK AND INHIBIT OR PRECLUDE OUR ABILITY TO RAISE ANY NEEDED WORKING CAPITAL FROM EQUITY INVESTORS.

         A change of control of our company or a substantial decline in the market value of our common stock could occur if, as discussed elsewhere in these risk factors, conversions of the Laurus Notes occur at dramatically reduced conversion prices, such as if Laurus sequentially converts portions of the note into shares of our common stock and resells those shares into the market. Nasdaq's qualification standards require, among other things, that issuers apply for initial inclusion on Nasdaq following a change of control. Nasdaq looks at many factors in determining whether a change of control has occurred, including without limitation, changes in the management, board of directors, voting power and ownership of a company. If Nasdaq determines that a change of control has occurred due to conversions of the Laurus Notes or otherwise, we would need to file a new listing application if we want to maintain our Nasdaq listing. We do not know whether, at the time, if any, that we would file a new listing application with Nasdaq, we would meet the initial listing standards of The Nasdaq SmallCap Market.

         In addition, Nasdaq's quantitative listing standards require, among other things, that listed companies maintain a minimum bid price of $1.00. If our bid price falls and remains below $1.00 for at least 30 consecutive trading days, whether due to sequential conversions of the Amended and Restated December 2003 Note or otherwise, we may be delisted if we do not regain compliance with the bid price requirement within any applicable grace period.

         If we are delisted from The Nasdaq SmallCap Market, our stock price could decline and the ability of our stockholders and of any potential or future investors to achieve liquidity from our common stock could be severely limited. This could inhibit, if not preclude, our ability to raise any needed additional working capital through equity offerings on acceptable terms.

    IF WE ARE UNSUCCESSFUL IN MAINTAINING COMPLIANCE WITH OUR REGISTRATION OBLIGATIONS WITH REGARD TO THE LAURUS NOTES AND THE LAURUS WARRANTS, WE WILL INCUR SUBSTANTIAL MONETARY PENALTIES.

         The agreements we entered into in connection with our issuance of the Laurus Notes require us to, among other things, register for resale the shares of common stock issued or issuable under the Laurus Notes and the Laurus Warrants and maintain the effectiveness of the registration statements for an extended period of time. We are subject to liquidated damage assessments of 1% of the principal amount of the Laurus Notes as to which the registration obligations relate for each month of non-compliance, subject to pro ration for partial months. If we are unable to maintain effectiveness of the required registration statements, then we may be required to pay liquidated damages, which would adversely affect our business, operating results, financial condition, and ability to service our other indebtedness by negatively impacting our cash flows.

     OUR SUCCESS DEPENDS, IN PART, ON OUR RETENTION OF OUR CURRENT MANAGEMENT TEAM.

         Our founder, Chairman and Chief Executive Officer, Amrit K. Das, and our Chief Operating Officer, Santanu Das, have each been with us for at least 17 years and 13 years, respectively. Their experience, expertise, industry knowledge and historical company knowledge would be extremely difficult to replace if we were to lose the services of either of them. The precise impact of the loss of services of either of them is extremely difficult to predict, but would likely result in, at a minimum, significant costs to recruit, hire and retain a successor and impaired operating results while the successor was being recruited and transitioning into the position.

     THE MARKETS IN WHICH WE CURRENTLY COMPETE AND PLAN TO COMPETE ARE AND WILL CONTINUE TO BE HIGHLY COMPETITIVE, WHICH HAS RESULTED IN SIGNIFICANT PRICE COMPETITION AND LOWER PROFIT MARGINS AND MAY ALSO RESULT IN REDUCED REVENUES OR LOSS OF MARKET SHARE.

         The engineering and collaborative software products and services and IT services markets, including our EBPO services, each are highly competitive. The market for IT services, including our EBPO services, is characterized by an increasing number of entrants due to low start-up costs. Some of our competitors and potential competitors have larger technical staffs, more established and larger marketing and sales organizations and significantly greater financial resources than ours. Our competitors may develop products and services that are superior to ours or achieve greater market acceptance. Our future success will depend significantly upon our ability to increase our share of our target markets and to sell additional products, product enhancements and services to our customers. We are experiencing pricing and margin pressures as we work to expand the market share of our software products and services. As a result of these pricing and margin pressures, we may experience declines in our revenues and market share.

     OUR OPERATING RESULTS MAY BE ADVERSELY IMPACTED BY EXCHANGE RATE FLUCTUATIONS.

         We have established and acquired international subsidiaries that prepare their balance sheets in the relevant foreign currency. In order to be included in our consolidated financial statements, these balance sheets are converted, at the then current exchange rate, into U.S. dollars, and the statements of operations are converted using weighted average exchange rates for the applicable periods. Foreign currency denominated sales may result in gains and losses on the conversion to U.S. dollars. Therefore, exchange rate fluctuations can have a detrimental effect on our reported operating results. We do not engage in hedging activities to protect against the risk of currency fluctuations.

     WE SELL A SIGNIFICANT PORTION OF OUR PRODUCTS AND SERVICES TO CUSTOMERS IN INTERNATIONAL MARKETS IN WHICH WE MAY HAVE DIFFICULTY PROTECTING IMPORTANT INTELLECTUAL PROPERTY RIGHTS.

         Sales of our products and services to customers located outside the U.S. accounted for approximately 57.2% and 54.6% of our total net revenues for the fiscal year ended March 31, 2005 and March 31, 2004, respectively. Our intellectual property rights are an important aspect of our international business. We rely primarily on a combination of contract, copyright, trademark and trade secret laws, domain registration, license and confidentiality agreements and software security measures to protect our proprietary technology. However, we believe that existing laws provide limited protection for our technology and that it may be possible for a third party to misappropriate our technology or to independently develop similar technology.

         Protective measures we take may be even less effective in the emerging Internet law field because online contracting, privacy and liability issues, among others, are still being resolved. This lack of certainty is even greater in India, where the use of the Internet is less evolved than in the U.S. In addition, effective copyright and trade secret protection may not be available in every jurisdiction where we distribute our products, particularly in foreign countries where the laws generally offer no protection or less protection than the laws of the U.S. The laws of India and other foreign countries in which we operate do not protect intellectual property rights to the same extent as those of the U.S. For example, India's statutory laws do not protect service marks. Because a significant portion of our sales of products and services comes from international markets, this lack of copyright and trade secret protection could adversely affect our business and results of operations if a third party were successful in copying our products and services and marketing products and services similar to ours.

     CONFLICTS INVOLVING INDIA AND FUTURE CHANGES IN THE INDIAN GOVERNMENT POLICY FAVORING ECONOMIC LIBERALIZATION COULD MAKE OUR INDIAN OPERATIONS ECONOMICALLY UNVIABLE.

         During the fiscal years ended March 31, 2005 and March 31, 2004, we derived approximately 17.3% and 16.1%, respectively, of our total net revenues from sales made by our Indian operations, primarily to customers in India. In addition, nearly one-half of our employees, many of whom are engaged in non-sales activities such as technical support and research and development, were based in India. India has from time to time experienced civil unrest and hostilities with its neighboring countries. Although the Indian government has changed several times in recent years, the government of India has pursued policies of economic liberalization throughout the past decade and the new government that came to power in 2004 promised to do the same. These policies have resulted in significantly increased opportunities for publicly and privately held businesses in the information technology services markets in which we operate in India. However, we cannot assure you that the current government will remain in power or that these policies will continue. A significant change in the Indian government's policies could cause our operations in India to become more expensive or more difficult, and in either case cause us to have to re-evaluate the economic viability of operating there. Moreover, if civil unrest or hostilities involving India and any of its neighboring countries should occur, it could have an adverse effect on the communication infrastructure in India, which could, in turn, cause our operations there to cease making economic sense. In that event, we may need to expend significant time and resources in relocating and conducting our Indian operations elsewhere.


    CHANGING TECHNOLOGY MAY RENDER OUR PRODUCT AND SERVICE OFFERINGS OBSOLETE AND, THEREFORE, UNMARKETABLE.

         Our ability to compete successfully depends upon the continued compatibility and interoperability of our services with products and architectures offered by various vendors. Although we intend to support emerging standards in the market for Internet access, industry standards may not be established and, if they become established, we may not be able to conform to these new standards in a timely fashion or maintain a competitive position in the market. The announcement or introduction of new products or services by us or our competitors and any change in industry standards could cause our customers to defer or cancel purchases of existing products or services.


     OUR STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES OF OUR COMMON STOCK.

         The market prices of securities of technology-based companies like ours, particularly Internet-related companies, currently are highly volatile. The market price of our common stock has fluctuated significantly in the past. In fact, during the 52-week period ended July 5, 2005, the high and low sale prices of a share of our common stock were $2.08 and $0.75, respectively. Our market price may continue to exhibit significant fluctuations in response to a variety of factors, many of which are beyond our control. These factors include, among others, deviations in our results of operations from the estimates of securities analysts, changes in securities analysts' estimates of our financial performance, changes in market valuations of similar companies and stock market price and volume fluctuations generally. Additionally, until the full effects of our cost-cutting efforts become clear, including whether those cuts have a long-term negative impact on revenues, it is likely that our quarter-to-quarter performance will be unpredictable and our stock price particularly volatile.

         In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Because of the volatility of the market price of our common stock, we may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

     OUR NET OPERATING LOSS CARRYFORWARDS MAY BE SUBJECT TO AN ANNUAL LIMITATION ON THEIR UTILIZATION, WHICH MAY INCREASE OUR TAXES AND DECREASE AFTER-TAX INCOME AND CASH FLOWS.

         As of March 31, 2005, we had available net operating loss carryforwards of $21,000,000 for federal income tax purposes and $12,100,000 for state income tax purposes. Due to the "change in ownership" provisions of the Tax Reform Act of 1986, our net operating loss carryforwards may be subject to an annual limitation on the utilization of these carryforwards against taxable income in future periods if a cumulative change in ownership of more than 50% occurs within any three-year period. To the extent we are unable to fully use these net operating loss carryforwards to offset future taxable income, we will be subject to income taxes on future taxable income, which will decrease our after-tax income and cash flows.

     THE CONCENTRATION OF OWNERSHIP OF OUR COMMON STOCK GIVES A FEW INDIVIDUALS SIGNIFICANT CONTROL OVER IMPORTANT POLICY DECISIONS AND COULD DELAY OR PREVENT CHANGES IN CONTROL.

         As of July 5, 2005, our executive officers and directors and their family members together beneficially owned approximately 39.3% of the issued and outstanding shares of our common stock, as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934. As a result, these persons have the ability to exert significant control over matters that could include the election of directors, changes in the size and composition of the board of directors, and mergers and other business combinations involving our company. In addition, through control of the board of directors and voting power, they may be able to control certain decisions, including decisions regarding the qualification and appointment of officers, dividend policy, access to capital (including borrowing from third-party lenders and the issuance of additional equity securities), and the acquisition or disposition of our assets. In addition, the concentration of voting power in the hands of those individuals could have the effect of delaying or preventing a change in control of our company, even if the change in control would benefit our stockholders. A perception in the investment community of an anti-takeover environment at our company could cause investors to value our stock lower than in the absence of such a perception.

     SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We intend that those forward-looking statements be subject to the safe harbors created by those sections. These forward-looking statements generally include the plans and objectives of management for future operations, including plans and objectives relating to our future economic performance, and can generally be identified by the use of the words "believe," "intend," "plan," "expect," "forecast," "project," "may," "should," "could," "seek," "pro forma," "estimates," "continues," "anticipate" and similar words. The forward-looking statements and associated risks may include, relate to, or be qualified by other important factors, including, without limitation:

         o our ability to achieve and maintain profitability and obtain additional working capital, if required;
         o        our ability to re-pay our debt and service our interest costs;
         o our ability to successfully implement our future business plans, including our engineering business process outsourcing initiative;
         o        our ability to attract strategic partners and alliances;
         o        our ability to hire and retain qualified personnel;
         o the risks of uncertainty of protection of our intellectual property;
         o risks associated with existing and future governmental regulation to which we are subject; and
         o uncertainties relating to economic conditions in the markets in which we currently operate and in which we intend to operate in the future.

         These forward-looking statements necessarily depend upon assumptions and estimates that may prove to be incorrect. Although we believe that the assumptions and estimates reflected in the forward-looking statements are reasonable, we cannot guarantee that we will achieve our plans, intentions or expectations. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ in significant ways from any future results expressed or implied by the forward-looking statements. We do not undertake to update, revise or correct any forward-looking statements.

         Any of the factors described above or in the "Risk Factors" section above could cause our financial results, including our net income (loss) or growth in net income (loss) to differ materially from prior results, which in turn could, among other things, cause the price of our common stock to fluctuate substantially.

                             SELLING SECURITY HOLDERS

SELLING SECURITY HOLDERS TABLE
------------------------------

         The selling security holders may sell from time to time under this prospectus up to 8,970,639 shares of our common stock, which comprise 1,732,774 outstanding shares, 5,804,375 shares underlying convertible notes, 1,095,000 shares underlying warrants, and 338,490 shares underlying options as described below.

         The following Selling Security Holders Table sets forth, to our knowledge, certain information about the selling security holders as of July 5, 2005. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC"), and includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a holder and the percentage ownership of that holder, shares of common stock subject to options or warrants or underlying convertible notes held by that holder that are currently exercisable or convertible or are exercisable or convertible within 60 days after the date of the table are deemed outstanding. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Information regarding any material relationships the selling security holders had with us within the past three years are described below.

         As described below under the heading "The Laurus Master Fund, Ltd. Strategic Financings," Laurus has contractually agreed to restrict its ability to convert the Amended and Restated December 2003 Note or the December 2004 Note and its ability to exercise the December 2002 Warrant, the July 2003 Warrant and the December 2004 Warrant and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. This restriction will become void upon the occurrence of an event of default under the Amended and Restated December 2003 Note or the December 2004 Note or upon 75 days' advance notice from Laurus to us. As of the date of the table, this restriction was effective.

         Percentage of beneficial ownership is based on 19,117,154 shares of common stock issued and outstanding as of the date of the table.

                                  SHARES OF COMMON                                SHARES OF
                                 STOCK BENEFICIALLY                             COMMON STOCK
                                    OWNED PRIOR            SHARES OF            BENEFICIALLY
                                    TO OFFERING           COMMON STOCK     OWNED AFTER OFFERING (1)
                              -------------------------      BEING       ---------------------------
SELLING SECURITY HOLDER         NUMBER         PERCENTAGE   OFFERED        NUMBER    PERCENTAGE
-----------------------         ------         ----------     ----------       ------    ----------
Laurus Master Fund, Ltd.         2,510,065(2)     11.6%     6,314,375(3)            -           -
Rajesh Venkatachalam                   -            -           2,500(4)            -           -
Arun Kumar Chowdhury                15,000(5)       *          15,000(5)            -           -
Suranjan Dutta                      15,000(5)       *          15,000(5)            -           -
Igor Aleksandrov                     1,200(5)       *           1,200(5)            -           -
Vladimir Startsev                    1,800(5)       *           1,800(5)            -           -
Alexander Pavlyuk                      900(5)       *             900(5)            -           -
Sergey Kuznetsov                       750(5)       *             750(5)            -           -
Alexey Kopylov                         660(5)       *             660(5)            -           -
Eugeny Panov                           380(5)       *             380(5)            -           -
Arkadiy Ivanov                         300(5)       *             300(5)            -           -
J.P. Turner & Company, LLC (10)    235,000(6)      1.2%       235,000(6)            -           -
The Seidler Companies
  Incorporated(11)                 100,000(6)       *         100,000(6)            -           -
Silverman Heller Associates(12)     50,000(6)       *          50,000(6)            -           -
Garret Vreeland                     10,000          *          10,000               -           -
Jyoti Chatterjee                   471,490(7)      2.4%       200,000             271,490       1.4%
Guenther Pfaff                      45,004          *          45,004               -           -
Akira Niwayama                       7,500          *           7,500               -           -
Peter R. Kellogg(9)              3,835,800        20.1%     1,670,270           2,165,530      11.3%
George B. Lucas, Jr.                80,000(6)       *          80,000(6)            -           -
Russell J. Lucas                    80,000(6)       *          80,000(6)            -           -
First Montauk Securities Corp.(13)  20,000(6)       *          20,000(6)            -           -
Eleanor Harvey                       8,500(8)       *           7,500(6)           1,000        *
Kathleen Heine                       7,500(6)       *           7,500(6)            -           -
Brett Flynn                          5,000(6)       *           5,000(6)            -           -
Rakesh Kapoor                       50,000(5)       *          50,000(5)            -           -
Dhanesh Bhindi                      16,660(5)       *          16,660(5)            -           -
Vinod Bhindi                        16,670(5)       *          16,670(5)            -           -
Jayent Bhindi                       16,670(5)       *          16,670(5)            -           -
                                                            ----------
Total                                                       8,970,639
                                                            ==========

------------------
*        Represents less than 1.0%

(1) The amount assumes the sale of all shares being offered under this prospectus.

(2) Includes (i) 130,000 shares underlying the December 2004 Warrant; (ii) 1,216,150 shares issuable upon conversion of principal and interest on the Amended and Restated December 2003 Note at the fixed conversion price of $1.30 per share; (iii) 783,915 shares issuable upon conversion of principal and interest on the December 2004 Note at the fixed conversion price of $1.29 per share; (iv) 200,000 shares underlying the December 2002 Warrant; and (v) 180,000 shares underlying the July 2003 Warrant. Laurus Capital Management, LLC, a Delaware limited liability company, is the investment manager of Laurus. Eugene Grin and David Grin are directors of Laurus and the sole members of Laurus Capital Management, LLC. The address for Messrs. Eugene Grin and David Grin is 825 3rd Avenue, 14th Floor, New York, New York 10022.

(3) Includes 130,000 shares underlying the December 2004 Warrant, 3,935,964 shares representing a good faith estimate of the shares that may become issuable upon conversion of principal and interest on the Amended and Restated December 2003 Note and 1,868,411 shares representing a good faith estimate of the shares that may become issuable upon conversion of principal and interest on the December 2004 Note, 200,000 shares underlying the December 2002 Warrant and 180,000 shares underlying the July 2003 Warrant.

(4) Represents shares underlying non-qualified stock option that vests and becomes exercisable in three equal annual installments commencing February 18, 2006.

(5)      Represents shares underlying non-qualified stock options.

(6)      Represents shares underlying warrants.

(7)      Includes 200,000 shares underlying a non-qualified stock option.

(8)      Includes 7,500 shares underlying a warrant and 1,000 outsanding shares.
(9)      The address for Mr. Kellogg is 120 Broadway, New York, New York, 10271.

(10) Power to vote or dispose of the shares beneficially owned by J.P. Turner & Company, LLC is held by Patrick J. Power, as Partner, and William Mello as Managing Partner.

(11) Power to vote or dispose of the shares beneficially owned by The Seidler Companies Incorporated is held by each of: Roland Seidler, as Chairman and Chief Executive Officer; Paul R. Beck, as Chief Operating Officer and Chief Financial Officer; Peter Seidler, as Director; and Nick Mosich, as Executive Vice President.

(12) Power to vote or dispose of the shares beneficially owned by Silverman Heller Associates is held by Eugene G. Heller, as Principal.

(13) Power to vote or dispose of the shares beneficially owned by First Montauk Securities Corp. is held by Robert I. Rabinowitz, as Executive Vice President.

PRIVATE PLACEMENTS THROUGH WHICH THE SELLING SECURITY HOLDERS OBTAINED
-----------------------------------------------------------------------
BENEFICIAL OWNERSHIP OF THE OFFERED SHARES
------------------------------------------

         All of the shares of common stock being offered under this prospectus were issued, or are issuable upon exercise of derivative securities that were issued, in the below-described private placement transactions.

         LAURUS MASTER FUND, LTD. STRATEGIC FINANCINGS
         ---------------------------------------------

         On December 23, 2004 ("Closing Date"), we entered into a Securities Purchase Agreement ("2004 Agreement") with Laurus. Pursuant to the 2004 Agreement, we sold to Laurus a secured convertible note in the original principal amount of $1,000,000 ("December 2004 Note") that is scheduled to mature on December 23, 2007. We paid Laurus Capital Management, LLC, the manager of Laurus, a $5,000 fee and reimbursed Laurus for $5,000 of expenses in connection with the offering. The net proceeds from the sale of the December 2004 Note were used for working capital. In connection with the December 2004 Note, we issued to Laurus a warrant to purchase up to 130,000 shares of our common stock at any time or from time to time on or before December 23, 2009 at an exercise price of $1.56 per share("December 2004 Warrant"). On April 1, 2005, the outstanding principal balance of the December 2004 Note was $1,000,000. This prospectus covers the resale of 1,868,411 shares of common stock that may become issuable upon conversion of principal and interest under the December 2004 Note and 130,000 shares of common stock issuable upon exercise of the December 2004 Warrant.

         The December 2004 Note bears an annual interest rate equal to the greater of 5% or the prime rate plus 1% based on a 360-day year, and requires monthly interest payments in arrears on the first business day of each month beginning February 1, 2005 through the maturity date. The interest rate may be adjusted downward (but not below 0%)following effective registration of the shares underlying the December 2004 Note with the SEC if certain increases occur in the closing price of our common stock.

         The December 2004 Note requires monthly principal repayments of $30,000 along with any related accrued but unpaid interest (together the "2004 Monthly Payment") beginning July 1, 2005 and through the maturity date. The remaining balance of principal including any accrued and unpaid interest is due on the maturity date. The 2004 Monthly Payment must be paid through conversion into shares of our common stock at the initial fixed conversion price of $1.29 per share (subject to anti-dilution adjustments in connection with mergers, acquisitions, stock splits, dividends and the like, and in connection with future issuances of our common stock at prices per share below the then-applicable conversion price) if the following conversion criteria are met:

         (1)      the shares are registered with the SEC for public resale;
         (2) the average closing price of our common stock for the 5 trading days preceding a repayment date is at least 110% of the fixed conversion price; and
         (3) the amount of such conversion does not exceed 25% of the aggregate dollar trading volume of our common stock for the 30-day trading period immediately preceding the applicable repayment date.
                                        19

Any amount of the 2004 Monthly Payment that cannot be converted into our common stock due to failure to meet the conversion criteria must be paid in cash at a rate of 102% of the monthly principal amount.

         Laurus may convert at the fixed conversion price amounts due under the December 2004 Note if the underlying shares are registered for resale or an exemption from registration is available and no event of default under the December 2004 Note remains uncured or remains unwaived by Laurus.

         We may also redeem the December 2004 Note by prepaying in cash 104% of the principal balance together with any accrued but unpaid interest.

         In the event of a default and continuation of a default, Laurus may accelerate the payment of the principal balance, requiring us to pay 115% of the entire principal balance of the December 2004 Note outstanding on that date. In the event of a default and continuation of default, the interest rate will increase by 5% per annum on the unpaid principal balance until the default is cured or waived. Events of default that would give rise to automatic acceleration of payment of the principal balance and an increase in annual interest rate on unpaid principal balance include:

         o        A failure to pay principal, interest or fees;
         o        Breach of covenant, representations and warranties;
         o        A receiver or trustee for our company is appointed;
         o Any judgment against us or any of our assets in excess of $250,0000 remains unvacated, unbonded or unstayed for ninety days;
         o Bankruptcy, insolvency, liquidation or reorganization proceedings against us are not resolved within 30 days;
         o Trading stop in our common stock is in effect for more than five days;
         o        Failure to deliver our common stock or replacement note;
         o Occurrence of default or continuation of default in related or other agreements with Laurus; and
         o        Change in control or ownership of our company.

         As security for payment of the December 2004 Note, we granted to Laurus a continuing general security interest in our assets.

         The registration obligations required, among other things, that we cause the registration statement of which this prospectus is a part to be declared effective no later than May 22, 2005, the 150th day following the Closing Date. We were unable to meet this obligation and on June 28, 2005 paid to Laurus $10,000 as liquidated damages, at which time we obtained an extension of the required effectiveness date to September 1, 2005. If we are unable to obtain and maintain the effectiveness of the registration in accordance with our registration obligations, then subject to certain grace periods, we will be required to pay to Laurus liquidated damages equal to $10,000 for each 30-day period, which is 1% of the original principal amount of the December 2004 Note, prorated on a daily basis for periods shorter than 30 days.

         With the exception of previously disclosed issuances of stock and the exception of stock options granted to our employees and directors, we are prohibited from issuing any securities with a continuously variable/floating conversion feature that could become free-trading prior to the full repayment or conversion of the December 2004 Note together with all related accrued and unpaid interest and fees.

         The five-year December 2004 Warrant permits Laurus to purchase up to 130,000 shares of our common stock, at any time or from time to time, at the exercise price of $1.56 per share. The December 2004 Warrant contains a "cashless exercise" feature such that if the market price of our common stock exceeds the per share exercise price, Laurus may, at its option, exchange the right to purchase all or part of the maximum shares underlying the December 2004 Warrant for that number of shares equal in value to the amount by which the closing price of a share of our common stock on the business day immediately preceding the exercise date exceeds the exercise price, multiplied by the number of shares to be purchased at that exercise price. For example, if Laurus elects to purchase 130,000 shares under the December 2004 Warrant where the closing price of our common stock is $2.00 and the exercise price per share is $1.56, then the number of shares Laurus would receive would be calculated by using the following formula:

               Y (A-B)      X=  the number of shares to be issued
               ------ = X
                  A         Y=  the number of shares purchasable
                                under the portion of the December 2004 Warrant being exercised
                            A=  the closing price of a share of common
                                stock on the date of exercise
                            B=  the exercise price

In the above example, the number of shares Laurus would receive would be calculated as follows pursuant to the formula:

                          130,000 ($2.00-$1.56)
                          --------------------  =   28,600
                               $2.00

Thus, in the example, Laurus would be issued 28,600 shares upon cashless exercise of the entire December 2004 Warrant.

         The exercise price and the number of shares underlying the December 2004 Warrant are fixed but are subject to anti-dilution adjustments in connection with mergers, acquisitions, stock splits, dividends and the like.

         Laurus has contractually agreed to two separate beneficial ownership limitations that restrict conversion of the December 2004 Note and the exercise of the December 2004 Warrant. Laurus has agreed that the December 2004 Note shall not be converted and the December 2004 Warrant shall not be exercised to the extent such conversion or exercise would result in Laurus, together with its affiliates, beneficially owning in excess of 4.99% of the number of shares of our common stock outstanding at that time. Laurus may cause this 4.99% limitation to expire by providing us 75 days advance notice of its intention to do so. This 4.99% limitation does not preclude conversion of the December 2004 Note or exercise of the December 2004 Warrant over time, so long as Laurus' beneficial ownership of our common stock, together with its affiliates, does not exceed the limitation amount. This 4.99% limitation automatically becomes void upon an event of default under the December 2004 Note.

         Laurus has also agreed that the December 2004 Note shall not be converted and the December 2004 Warrant shall not be exercised to the extent that such conversion or exercise would result in Laurus, together with its affiliates, beneficially owning more than 3,767,730 shares of our common stock, unless and until we obtain stockholder approval at Laurus' request.

         We recorded a debt discount as a result of the issuance of the December 2004 Warrant of approximately $103,000 and a debt discount as a result of $10,000 in fees paid to Laurus and its affiliate. The total debt discount of $113,000 is being charged to interest expense, ratably, over the term of the December 2004 Note.

         On December 4, 2003, we entered into a Securities Purchase Agreement ("2003 Agreement") with Laurus. Pursuant to the 2003 Agreement, we sold to Laurus a convertible note ("2003 Note") in the original principal amount of $1,400,000 that is scheduled to mature on December 4, 2006. We had previously borrowed $900,000 from Laurus pursuant to a $4,000,000 Revolving Credit Facility dated July 31, 2003 ("Revolving Credit Facility"). The outstanding balance of $900,000 under the Revolving Credit Facility was refinanced with Laurus along with $500,000 of additional borrowings for a total of $1,400,000 in principal outstanding under the 2003 Note and zero balance under the Revolving Credit Facility. The availability under the $4,000,000 Revolving Credit Facility is limited by the total amount of loans outstanding under the Amended and Restated December 2003 Note described below and the December 2004 Note. In connection with the purchase of the 2003 Note, we paid Laurus Capital Management, LLC, a $10,000 fee.

         On April 27, 2004, we amended and restated the 2003 Note to reflect an additional $1,000,000 that we borrowed on April 27, 2004, so that the principal amount of the 2003 Note was increased to $2,400,000 from $1,400,000 (the "Amended and Restated December 2003 Note"). On July 5, 2005, the outstanding principal balance of the Amended and Restated December 2003 Note was $1,560,000. The net proceeds from the sale of the Amended and Restated December 2003 Note were used for working capital.

         The Amended and Restated December 2003 Note requires monthly interest payments in arrears, and payment of a portion of the principal, through the maturity date on December 4, 2006, on the first business day of each month beginning August 1, 2004 ("2003 Monthly Payment"). Monthly payments under the original 2003 Note had been scheduled to begin in April 2004. The amount of monthly principal payment was increased from $30,000 to $50,000. We are required to pay any remaining balance of principal, including any accrued and unpaid interest, on the maturity date. The final payment due at maturity was increased from $440,000 to $710,000. The Amended and Restated December 2003 Note bears an annual interest rate equal to the greater of 5% or prime rate plus 1% and may be repaid, at our option, in cash or through the conversion into shares of our common stock of a portion of the Amended and Restated December 2003 Note reflecting the scheduled principal payment. Our option to pay the monthly principal amount by conversion into shares is at the fixed conversion price of $1.30 per share if the shares are registered with the SEC for public resale and the average closing price of the common stock for the 10 trading days preceding a repayment date is at least 110% of the fixed conversion price. If these conditions are not met, and if we have previously elected to pay all or a portion of the 2003 Monthly Payment in shares of common stock, then we, in our sole discretion, must determine whether to (i) pay the monthly amount in cash; or (ii) require Laurus to convert all or part of the monthly amount that is payable in shares of common stock at a conversion price of 85% of the average of the three lowest closing prices during the 20 trading days immediately preceding the conversion date. Additionally, in the event of a default, the conversion price shall be equal to the lower of (1) the fixed conversion price; or (2) 70% of the average of three lowest closing prices for our common stock during the 20 trading days immediately preceding the conversion date.

         The Amended and Restated December 2003 Note also includes a right of conversion at Laurus' option. If Laurus exercises its conversion right at any time or from time to time at or prior to maturity, the Amended and Restated December 2003 Note will be convertible into shares of our common stock at the fixed conversion price of $1.30 per share, subject to adjustments for stock splits, combinations and dividends and for shares of common stock issued for less than the fixed conversion price (unless exempted pursuant to the 2003 Agreement).

         Laurus has contractually agreed to two separate beneficial ownership limitations that restrict conversion of the Amended and Restated December 2003 Note. Laurus has agreed that the Amended and Restated December 2003 Note shall not be converted to the extent such conversion would result in Laurus, together with its affiliates, beneficially owning in excess of 4.99% of the number of shares of our common stock outstanding at that time. Laurus may cause this 4.99% limitation to expire by providing us 75 days' advance notice of its intention to do so. This 4.99% limitation does not preclude conversion of the Amended and Restated December 2003 Note over time, so long as Laurus' beneficial ownership of our common stock, together with its affiliates, does not exceed the limitation amount. This 4.99% limitation automatically becomes void upon an event of default under the Amended and Restated December 2003 Note.

         Laurus has also agreed that the Amended and Restated December 2003 Note shall not be converted and the July 2003 Warrant shall not be exercised to the extent that such conversion would result in Laurus, together with its affiliates, beneficially owning more than 3,565,514 shares of our common stock, unless and until we obtain stockholder approval in accordance with Nasdaq corporate governance rules, or an exemption from the applicable provision of Nasdaq corporate governance rules. If Laurus requests, we must file a preliminary proxy statement seeking such approval within 30 days of the request, and we must also take the other steps necessary to obtain the necessary approval within 90 days of the request.

         In conjunction with the issuance of the Amended and Restated December 2003 Note, we paid Laurus Capital Management, LLC an additional fee of $10,000.

         As security for payment of the Amended and Restated December 2003 Note, we and each of our U.S. subsidiaries granted to Laurus a general security interest in our assets. Each of our U.S. subsidiaries also signed a guaranty of payment in favor of Laurus.

         We have included for resale by Laurus under this prospectus 2,127,787 shares that may become issuable upon conversion of the principal balance of or interest on the Amended and Restated December 2003 Note and 180,000 shares underlying the December 2003 Warrant.

         In a previous financing transaction in December 2002, we issued to Laurus a secured convertible note ("December 2002 Note") in the principal amount of $2,000,000 and a five-year warrant ("December 2002 Warrant") to purchase 200,000 shares of our common stock, of which 125,000 shares are exercisable at $1.76 per share, 50,000 shares are exercisable at $2.08 per share and 25,000 shares are exercisable at $2.40 per share. The December 2002 Warrant expires December 13, 2007. At December 31, 2004, there was no balance outstanding on the December 2002 Note. We have included for resale under this prospectus the 200,000 shares underlying the December 2002 Warrant.

         In connection with the Revolving Credit Facility, we issued to Laurus a five-year warrant ("July 2003 Warrant") to purchase 180,000 shares of our common stock, of which 60,000 shares are exercisable at $1.50 per share, 60,000 shares are exercisable at $1.63 per share and 60,000 shares are exercisable at $1.89 per share. The July 2003 Warrant expires July 31, 2008. At December 31, 2004, there was no balance outstanding on the Revolving Credit Facility. We have included for resale under this prospectus the 180,000 shares underlying the July 2003 Warrant.

         Laurus has contractually agreed to two separate beneficial ownership limitations that restrict the exercise of the December 2002 Warrant and the July 2003 Warrant (collectively, "Laurus Warrants"). Laurus has agreed that the Laurus Warrants shall not be exercised to the extent such conversion would result in Laurus, together with its affiliates, beneficially owning in excess of 4.99% of the number of shares of our common stock outstanding at that time. Laurus may cause this 4.99% limitation to expire by providing us 75 days advance notice of its intention to do so. This 4.99% limitation does not preclude exercise of the Laurus Warrants over time, so long as Laurus' beneficial ownership of our common stock, together with its affiliates, does not exceed the limitation amount. This 4.99% limitation automatically becomes void upon an event of default under the Amended and Restated December 2003 Note or the 2004 Note.

         Laurus has also agreed that the Laurus Warrants shall not be exercised to the extent that such conversion would result in Laurus, together with its affiliates, beneficially owning more than 19.99% of the common stock outstanding as of the date of grant, unless and until we obtain stockholder approval in accordance with Nasdaq corporate governance rules, or an exemption from the applicable provision of Nasdaq corporate governance rules. If Laurus requests, we must file a preliminary proxy statement seeking such approval within 30 days of the request, and we must also take the other steps necessary to obtaining the necessary approval within 90 days of the request.

         OTHER SELLING SECURITY HOLDERS
         ------------------------------

         In December 2003, we issued to Silverman Heller Associates a five-year warrant to purchase up to 50,000 shares of common stock at a per share exercise price of $1.35 and have been paying to Silverman Heller Associates since January 2004, a monthly retainer of $4,000 plus expenses as consideration for investor relations services. We have included 50,000 shares issuable upon exercise of the warrant for resale under this prospectus.

         In 2003, we paid to J.P. Turner & Company, LLC an aggregate of $37,500 cash and issued to J.P. Turner & Company, LLC in December 2003 a five-year warrant to purchase up to 235,000 shares of common stock at per share exercise prices ranging from $1.00 to $1.40 as consideration for investor relations and business advisory services. The shares of common stock underlying the warrant are subject to piggyback registration rights. We have included the 235,000 shares issuable upon exercise of the warrant for resale under this prospectus. J.P. Turner & Company, LLC is a broker-dealer registered with the NASD and has represented to us that it is not acting as an underwriter in this offering, it received the warrant whose underlying shares are offered under this prospectus in the ordinary course of business, and at the time of such receipt, it had no agreement or understandings, directly or indirectly, with any person to distribute the warrants or underlying shares.

         In 2003, we paid to The Seidler Companies Incorporated an aggregate of $22,500 cash and issued in December 2003 to The Seidler Companies Incorporated a five-year warrant to purchase up to 200,000 shares of common stock at per share exercise prices ranging from $1.00 to $1.50 as a retainer fee for financial advisory and placement agent services. The shares of common stock underlying the warrant are subject to piggyback registration rights. We have included 100,000 shares issuable upon exercise of the warrant for resale under this prospectus. The Seidler Companies Incorporated is a broker-dealer registered with the NASD and the SEC and a member of the New York Stock Exchange, Inc., and has represented to us that it is not acting as an underwriter in this offering, it received the warrants whose underlying shares are offered under this prospectus in the ordinary course of business, and at the time of such receipt, it had no agreement or understandings, directly or indirectly, with any person to distribute the warrants or underlying shares.

         In December 2003, we issued 10,000 shares of common stock with an aggregate fair market value of $13,000 to Garret Vreeland, a former director, for director services rendered. We also issued a non-qualified option to purchase up to 200,000 shares of common stock at a per share exercise price of $1.07 to Jyoti Chatterjee, a former employee and former director, pursuant to a Separation and Release Agreement. We have included the 10,000 outstanding shares of common stock and the 200,000 shares issuable upon exercise of the option for resale under this prospectus.

         In October 2002, we issued to Akira Niwayama 12,500 shares of common stock with an aggregate fair market value of $26,000 in consideration for software consulting services rendered to us. We have included for resale under this prospectus 7,500 of those shares of common stock.

         In November 2000, pursuant to the terms of a stock purchase agreement, we sold to Peter Kellogg, 1,670,270 shares of common stock for an aggregate purchase price of $6,564,160, at which time he became the beneficial owner of more than 5% of the outstanding shares of our common stock. We used the proceeds of this private placement to repurchase our then outstanding shares of Series B Cumulative Convertible Preferred Stock from the two holders of those shares. We have included for resale under this prospectus the 1,670,270 shares of common stock held by Mr. Kellogg. As of the date of the table, Mr. Kellogg beneficially owned more than 5% of our outstanding common stock. Mr. Kellogg had provided us with a $500,000 line of credit in August 2002 that expired unused on March 31, 2003.

         In connection with the financing agreement with Mr. Kellogg, we issued to First Montauk Securities Corp., an NASD-registered securities broker-dealer, and to George B. Lucas Jr., Russell J. Lucas, Eleanor Harvey, Kathleen Heine and Brett Flynn, five-year warrants to purchase up to an aggregate of 200,000 shares of common stock at a per share exercise price of $3.93 as full consideration for placement agent services rendered. We have included the shares of common stock underlying those warrants for resale under this prospectus. George Lucas, Russell Lucas, Ms. Heine and Mr. Flynn are employees of Lucas Capital Management, L.L.C., which is an affiliate of First Montauk Securities Corp. Each of George Lucas, Russell Lucas, Ms. Heine, Mr. Flynn and First Montauk Securities Corp. has represented to us that he, she or it is not acting as an underwriter in this offering, that he, she or it received the warrants whose underlying shares are offered under this prospectus in the ordinary course of business, and at the time of such receipt, that he, she or it had no agreement or understanding, directly or indirectly, with any person to distribute the warrants or underlying shares.

         In January 2000, in connection with a stock purchase agreement by which we purchased eDestinations, Inc., a travel services company, through the issuance of 30,000 shares of our common stock and the issuance to Rakesh Kapoor, Dhanesh Bhindi, Vinod Bhindi and Jayent Bhindi, the former owners of eDestinations, Inc., of fully-vested 10-year non-qualified options to purchase 50,000, 16,660, 16,670, and 16,670 shares of common stock, respectively, at a per share exercise price of $10.46. We have included the shares of common stock underlying these options for resale under this prospectus.

         In March 2000, we purchased Allegria Software, Inc., a collaborative software products and services company, through the issuance of 25,000 shares of our common stock and the payment of $1,500,000 cash to the three former owners of Allegria Software, Inc. GRAL, Inc., one of those three former owners, received 13,000 shares of common stock and a portion of the cash. Under the purchase agreement, GRAL, Inc. and the other two former owners were given the right to demand that we repurchase the shares of common stock at a price of $28.60 per share at the end of one year. In April 2001, GRAL, Inc. and the other former owners exercised this demand right, requiring a total repurchase price of $715,000. In June 2001, we agreed with GRAL, Inc. and the other former owners to pay the repurchase price over a twelve-month period. Due to a dispute as a result of an apparent breach of the Allegria Software, Inc. purchase agreement by the former owners, we ultimately settled with the two former owners other than GRAL, Inc. by paying them an aggregate of $272,000 to repurchase their 12,000 shares of our common stock. In August 2003, we settled with GRAL, Inc. by issuing an additional 32,004 shares of common stock to GRAL, Inc., permitting GRAL, Inc. to retain the original 13,000 shares of common stock it received in connection with our acquisition of Allegria Software, Inc., and agreeing to register the 45,004 shares of common stock for resale by GRAL, Inc. In June 2005, GRAL, Inc. transferred the 45,004 shares of our common stock in a private transaction to Guenther Pfaff, an executive officer of GRAL, Inc. We have included the 45,004 shares of common stock held by Mr. Pfaff for resale under this prospectus.

         In February 2005, we issued to the following persons, five-year non-qualified stock options to purchase shares of our common stock at a per share exercise price of $1.12 in consideration for software consulting services rendered. We also paid cash for their services. The options vested and became exercisable immediately. We have included the following numbers of underlying shares for resale by each of these persons under this prospectus:


NAME                                                SHARES UNDERLYING
                                                      STOCK OPTIONS
                                                     ------------
Igor Aleksandrov............................               1,200
Vladimir Startsev...........................               1,800
Alexander Pavlyuk..........................                  900
Sergey Kuznetsov.............................                750
Alexey Kopylov..............................                 660
Eugeny Panov................................                 380
Arkadiy Ivanov...............................                300


         In February 2005, we issued to Rajesh Venkatachalam, a five-year non-qualified stock option to purchase up to 2,500 shares of our common stock at a per share exercise price of $1.12 in consideration for software consulting services to be rendered, in addition to paying a monthly retainer of $8,000. The option vests and becomes exercisable in three equal installments on February 18, 2006, February 18, 2007 and February 18, 2008. We have included the 2,500 underlying shares for resale under this prospectus.

         In February 2005, we issued to each of Arun Kumar Chowdhury and Suranjan Dutta, three-year non-qualified stock options to purchase up to 15,000 shares of our common stock each at a per share exercise price of $1.12 in connection with a stock purchase agreement by which we purchased Apex Techno Consultants (P) Ltd., an IT services company in India, from Messrs. Chowdhury and Dutta. The options vested and became exercisable immediately. We have included the 30,000 underlying shares for resale under this prospectus.

                              PLAN OF DISTRIBUTION

         The selling security holders and any of their respective donees, pledgees, assignees and other successors-in-interest, may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales, which may include block transactions, may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
         o purchases by a broker-dealer as principal and resales by the broker-dealer for its own account;
         o an exchange distribution in accordance with the rules of the applicable exchange;
         o        privately negotiated transactions;
         o broker-dealers may agree with the selling security holders to sell a specified number of shares at a stipulated price per share;
         o        a combination of any of these methods of sale; or
         o any other method permitted by applicable law, except that Laurus has agreed that it has not engaged and will not engage or cause, advise, ask or assist any person or entity, directly or indirectly, to engage, in short sales or our common stock, which are contracts for the sale of shares of stock that the seller does not own, or certificates which are not within the seller's control, so as to be available for delivery at the time when, under applicable rules, delivery must be made.

         The sale price to the public may be:

         o        the market price prevailing at the time of sale;
         o        a price related to the prevailing market price;
         o        a negotiated price; or
         o a price the selling security holder determines from time to time.

         Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders have not indicated that they expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

         In the event sales are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In such post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

         The selling security holders, alternatively, may sell all or any part of the shares offered under this prospectus through an underwriter. To our knowledge, the selling security holders have not entered into any agreement with a prospective underwriter, and we cannot assure you as to whether any such agreement will be entered into. If a selling security holder informs us that it has entered into such an agreement or agreements, any material details will be set forth in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

         If a selling security holder transfers a derivative security whose underlying shares of common stock are included for resale under this prospectus prior to conversion or exercise, the transferee of those derivative securities may not sell the shares of common stock issuable upon conversion or exercise of that derivative security under the terms of this prospectus unless we amend or supplement this prospectus to cover such sales. In addition, if any shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders.

         For the period a holder holds those derivative securities, the holder has the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership of the shares of common stock issuable upon conversion or exercise of those derivative securities. The terms on which we could obtain additional capital during the period in which those derivative securities remain outstanding may be adversely affected. The holder of the derivative securities is most likely to voluntarily convert or exercise those derivative securities when the conversion price or exercise price is less than the market price for our common stock. However, we cannot assure you as to whether any of those derivative securities will be converted or exercised.

         Notwithstanding the above provisions of this plan of distribution, each of Silverman Heller Associates and The Seidler Companies Incorporated has agreed to restrict its weekly sales of shares of our common stock issuable upon exercise of their respective warrants to no more than such number of shares as equals ten percent of the average daily trading volume of our common stock for the five days prior to those sales as reported by Bloomberg, L.P. In addition, J.P. Turner & Company, L.L.C. has agreed to restrict its weekly sales of shares of our common stock issuable upon exercise of its warrants to no more than such number of shares as equals ten percent of the total trading volume of our common stock for the ten days prior to those sales. Also, Mr. Niwayama has agreed to limit his sales of shares under this prospectus to no more than 2,500 shares per day.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of our common stock offered by the selling security holders under this prospectus. The selling security holders will receive all proceeds for their own accounts.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a pending or completed action, suit or proceeding if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in the best interests of the corporation.

         Our certificate of incorporation provides that, except in certain specified instances, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duty as directors.

         In addition, our certificate of incorporation and bylaws obligate us to indemnify our directors and officers against expenses and other amounts reasonably incurred in connection with any proceeding arising from the fact that such person is or was an agent of ours. Our bylaws also authorize us to purchase and maintain insurance on behalf of any of our directors or officers against any liability asserted against that person in that capacity, whether or not we would have the power to indemnify that person under the provisions of the Delaware General Corporation Law.

         To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the provisions described above, we have been informed that in the opinion of the SEC, indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                     EXPERTS

         The consolidated financial statements of netGuru, Inc. and subsidiaries as of March 31, 2005, and for the year ended March 31, 2005, have been incorporated by reference herein from our Annual Report on Form 10-KSB for March 31, 2005 filed with the SEC on July 14, 2005 and in the registration statement in reliance upon the report of Haskell & White LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing..

         The consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows of netGuru, Inc. and subsidiaries for the year ended March 31, 2004 have been incorporated by reference herein from our Annual Report on Form 10-KSB for March 31, 2005 filed with the SEC on July 14, 2005 and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                                  LEGAL MATTERS

         The legality of 6,979,869 shares of common stock offered under this prospectus will be passed upon for us by Richardson & Patel LLP, Los Angeles, California. The legality of 1,990,770 of the shares of common stock offered under this prospectus will be passed upon for us by Rutan & Tucker, LLP, Costa Mesa, California.


                          TRANSFER AGENT AND REGISTRAR

         The stock transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. Its telephone number is (212) 936-5100.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our filings with the SEC are also available to the public at the SEC's Web site at http://www.sec.gov. Our common stock is quoted on The Nasdaq SmallCap Market. Our reports, proxy statements and other information are also available to the public on Nasdaq's Web site at http://www.nasdaq.com.

         This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act. This prospectus omits some of the information contained in the registration statement. You should refer to the registration statement for further information with respect to our company and the securities offered under this prospectus. Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC is not necessarily complete, and in each case you should refer to the copy of the document filed for more complete information.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The SEC allows us to incorporate by reference information we file with it, which means we can disclose important information to you by referring you to documents we have filed with the SEC. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering covered by this prospectus:


         o Our Annual Report on Form 10-KSB for March 31, 2005 (file no. 000-28560) filed with the SEC on July 14, 2005;

         o Our Current Report on Form 8-K for June 28, 2005 (file no. 000-28560) filed with the SEC on July 7, 2005;

         o        Our Current Report on Form 8-K for June 6, 2005 (file
                  no. 000-28560) filed with the SEC on June 7, 2005;
         o        Our Current Report on Form 8-K for September 23, 2004 (file
                  no. 000-28560) filed with the SEC on April 29, 2005;

         o Our Amendment No. 1 to Quarterly Report on Form 10-QSB for the quarter ended December 31, 2004 (file no. 000-28560) filed with the SEC on April 20, 2005;

         o Our Amendment No. 1 to Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004 (file no. 000-28560)filed with the SEC on April 20, 2005;

         o Our Amendment No. 1 to Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004 (file no. 000-28560)filed with the SEC on April 20, 2005;

         o The description of our common stock contained in our Current Report on Form 8-K for March 19, 2002 (file no. 000-28560) filed with the SEC on March 19, 2002.

         Any statement in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded to the extent that a statement contained in this prospectus, or in any other document we subsequently file with the SEC, modifies or supersedes that statement. If any statement is modified or superseded, it does not constitute a part of this prospectus, except as modified or superseded.

         Not withstanding the above, information that is "furnished to" the SEC shall not be deemed "filed with" the SEC and shall not be deemed incorporated by reference into this prospectus or the registration statement of which this prospectus is a part.

         We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and phone number:

                                  netGuru, Inc.
                            22700 Savi Ranch Parkway
                              Yorba Linda, CA 92887
                             Attention: Clara Young
                            Telephone: (714) 974-2500

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Expenses payable in connection with the distribution of the securities being registered (estimated except for the registration fee), all of which will be borne by the registrant, are as follows:

         SEC registration fee                                    $       429.94
         Printing expense                                        $       500.00
         Legal fees and expenses                                 $    10,000.00
         Accounting fees                                         $    15,000.00
         Miscellaneous expenses                                  $       500.00
                                                                 ---------------

                                Total                            $    26,429.94

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a pending or completed action, suit or proceeding if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in the best interests of the company.

         The registrant's certificate of incorporation provides that, except in certain specified instances, a director of the registrant shall not be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

         In addition, the registrant's certificate of incorporation and bylaws obligate the registrant to indemnify its directors and officers against expenses and other amounts reasonably incurred in connection with any proceeding arising from the fact that such person is or was an agent of the registrant. The registrant's bylaws also authorize the registrant to purchase and maintain insurance on behalf of any director or officer of the registrant against any liability asserted against such person in such capacity, whether or not the registrant would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

ITEM 16. EXHIBITS.

EXHIBIT NO.                DESCRIPTION
-----------                -----------

4.1 netGuru, Inc. Securities Purchase Agreement dated December 23, 2004 by and between netGuru, Inc. and Laurus Master Fund, Ltd.
                  (1)

4.2 Secured Convertible Term Note dated December 23, 2004 in the principal amount of $1,000,000 made by netGuru, Inc. in favor of Laurus Master Fund, Ltd. (1)

4.3 Registration Rights Agreement dated December 23, 2004 issued by netGuru, Inc. in favor of Laurus Master Fund, Ltd. (1)

4.4 Security Agreement dated December 23, 2004 by and between netGuru, Inc. and Laurus Master Fund, Ltd. (1)

4.5 Common Stock Purchase Warrant dated December 23, 2004 issued by netGuru, Inc. in favor of Laurus Master fund, Ltd. (1)

4.6 Amended and Restated Convertible Note dated December 4, 2003 in the principal amount of $2,400,000 made by netGuru, Inc. in favor of Laurus Master Fund, Ltd. (2)

4.7 Form of Non-qualified Stock Option Agreement dated February 18, 2005, issued to consultants (Igor Aleksandrov-1,200 shares, Vladimir Startsev-1,800 shares, Alexander Pavlyuk-900 shares, Sergey Kuznetsov-750 shares, Alexey Kopylov-660 shares, Eugeny Panov-380 shares, and Arkadiy Ivanov-300 shares) (4)

4.8 Deed of Agreement dated April 1, 2004, by and between netGuru India Private Limited and Apex Techno Consultants (P) Ltd. (4)

4.9 Form of Non-qualified Stock Option Agreement re: the Apex Techno Consultants (P) Ltd. acquisition issued to sellers (Arun Kumar Chowdhury- 15,000 shares and Suranjan Dutta-15,000 shares) (4)

4.10 Form of Non-qualified Stock Option Agreement dated February 18, 2005 by and between Rajesh Venkatachalam and netGuru, Inc.
                  (4)

4.11 netGuru, Inc. Securities Purchase Agreement dated December 4, 2003 by and between netGuru, Inc. and Laurus Master Fund, Ltd.(3)

4.12 Registration Rights Agreement dated December 4, 2003 issued by netGuru, Inc. in favor of Laurus Master Fund, Ltd. (3)

4.13 Security Agreement dated December 4, 2003 by and between netGuru, Inc. and Laurus Master Fund, Ltd. (3)

4.14 Common Stock Purchase Warrant dated December 31, 2003 issued by netGuru, Inc. in favor of J.P. Turner & Company, LLC (3)

4.15 Common Stock Purchase Warrant dated December 31, 2003 issued by netGuru, Inc. in favor of The Seidler Companies, Incorporated (3)

4.16 Common Stock Purchase Warrant dated December 31, 2003 issued by netGuru, Inc. in favor of Silverman Heller Associates (3)

4.17 Separation and Release Agreement dated December 24, 2003 by and between netGuru, Inc. and Jyoti Chatterjee. (3)

4.18 Common Stock Purchase Warrant dated July 25, 2003 issued by netGuru, Inc. in favor of Laurus Master Fund, Ltd. (5)

4.19 Settlement and General Release dated effective as of August 13, 2003 between GRAL, Inc. and netGuru, Inc. (6)

4.20 Stock Compensation Agreement dated September 17, 2002 by and between netGuru, Inc. and Akira Niwayama (7)

4.21 Stock Purchase Agreement dated November 27, 2000 by and between netGuru, Inc. and Peter R. Kellogg (8)

4.22 Letter Agreement dated November 27, 2000 by and between netGuru, Inc. and First Montauk Securities Corp. (8)

4.23 Common Stock Purchase Warrant dated November 27, 2000, issued by netGuru, Inc. in favor of George B. Lucas, Jr. (8)

4.24 Common Stock Purchase Warrant dated November 27, 2000, issued by netGuru, Inc. in favor of Russell J. Lucas (8)

4.25 Common Stock Purchase Warrant dated November 27, 2000, issued by netGuru, Inc. in favor of Eleanor Harvey (8)

4.26 Common Stock Purchase Warrant dated November 27, 2000, issued by netGuru, Inc. in favor of Kathleen Heine (8)

4.27 Common Stock Purchase Warrant dated November 27, 2000, issued by netGuru, Inc. in favor of Brett Flynn (8)

4.28 Common Stock Purchase Warrant dated November 27, 2000, issued by netGuru, Inc. in favor of First Montauk Securities Corp.
                  (8)

4.29 Registration Rights Agreement dated January 31, 2000 between netGuru, Inc. and Jayent Bhindi (9)

4.30 Non-Qualified Stock Option dated January 31, 2000, issued by netGuru, Inc. in favor of Vinod Bhindi (9)

4.31 Non-Qualified Stock Option dated January 31, 2000, issued by netGuru, Inc. in favor of Rakesh Kapoor (9)

4.32 Non-Qualified Stock Option dated January 31, 2000, issued by netGuru, Inc. in favor of Dhanesh Bhindi (9)

4.33 Non-Qualified Stock Option dated January 31, 2000, issued by netGuru, Inc. in favor of Jayent Bhindi (9)

4.34 Stock Purchase Agreement dated March 27, 2000 between netGuru, Inc., Allegria Software, Inc. and GRAL, Inc. (9)

4.35 Stock Purchase Agreement dated January 31, 2000 between netGuru, Inc., e-Destinations, Inc., Vinod Bhindi, Dhanesh Bhindi, Rakesh Kapoor and Jayent Bhindi (9)

4.36 Registration Rights Agreement dated April 1, 2000 between netGuru, Inc. and GRAL, Inc. (9)

4.37 Registration Rights Agreement dated January 31, 2000 between netGuru, Inc. and Rakesh Kapoor (9)

4.38 Registration Rights Agreement dated January 31, 2000 between netGuru, Inc. and Vinod Bhindi (9)

4.39 Registration Rights Agreement dated January 31, 2000 between netGuru, Inc. and Dhanesh Bhindi (9)

4.40 Waiver of Section 2(a) and Extension of Section 2(b) of Registration Rights Agreement dated June 28, 2005 between Laurus Master Fund, Ltd. and netGuru, Inc. regarding Registration Rights Agreement dated as of December 23, 2004
                  (10)

4.41 Common Stock Purchase Warrant dated December 13, 2002 issued by netGuru, Inc. in favor of Laurus Master Fund, Ltd. (11)

5.1               Opinion of Richardson & Patel, LLP

5.2               Opinion of Richardson & Patel, LLP (3)

5.3               Opinion of Richardson & Patel, LLP (6)

5.4               Opinion of Rutan & Tucker, LLP (7)

5.5               Opinion of Rutan & Tucker, LLP (8)

5.6               Opinion of Rutan & Tucker, LLP (9)

23.1              Consent of Independent Registered Public Accounting Firm (KPMG
                  LLP)

23.2              Consent of Richardson & Patel, LLP (contained in exhibits 5.1,
                  5.2 and 5.3)

23.3 Consent of Rutan & Tucker, LLP (filed herewith and contained in exhibits 5.4, 5.5 and 5.6)

23.4 Consent of Independent Registered Public Accounting Firm (Haskell & White LLP)

24.1 Power of Attorney (contained on the signature page to the initial filing of this registration statement)

---------------------
(1) Filed as an exhibit to our Current Report on Form 8-K that was filed with the SEC on December 30, 2004, and incorporated herein by reference.

(2) Filed as an exhibit to our Current Report on Form 8-K that was filed with the SEC on June 3, 2004 and incorporated herein by reference.

(3) Filed as an exhibit to our Registration Statement on Form S-3 (333-112181) that was filed with the SEC on January 26, 2004, and incorporated herein by reference.

(4) Filed as an exhibit to our Registration Statement on Form S-3 (333-124920) that was filed with the SEC on May 13, 2005, and incorporated herein by reference.

(5) Filed as an exhibit to our Current Report on Form 8-K for July 25, 2003 that was filed with the SEC on August 8, 2003, and incorporated herein by reference.

(6) Filed as an exhibit to our Registration Statement on Form S-3 (333-109517) that was filed with the SEC on October 6, 2003, and incorporated herein by reference.

(7) Filed as an exhibit to our Registration Statement on Form S-3 (333-100651) that was filed with the SEC on October 21, 2002, and incorporated herein by reference.

(8) Filed as an exhibit to our Registration Statement on Form S-3 (333-51406) that was filed with the SEC on December 7, 2000, and incorporated herein by reference.

(9) Filed as an exhibit to our Registration Statement on Form S-3 (333-40564) that was filed with the SEC on June 30, 2000, and incorporated herein by reference.

(10) Filed as an exhibit to our Current Report on Form 8-K for June 28, 2005 that was filed with the SEC on July 5, 2005 and incorporated herein by reference.

(11) Filed as an exhibit to our Current Report on Form 8-K for December 5, 2002 that was filed with the SEC on December 20, 2002 and incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) to include any additional or changed material information on the plan of distribution.

         Provided however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) For determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (4) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yorba Linda, State of California, on July 20, 2005.

                                     netGuru, Inc.

                                     By:  /s/ Amrit K. Das
                                          --------------------------------------
                                          Amrit K. Das, Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the following capacities on the dates indicated.

                  Name                                 Title                              Date
                  ----                                 -----                              ----

/s/ Amrit K. Das                        Chairman of the Board, Chief Executive       July 20, 2005
--------------------------------------  Officer (principal executive
Amrit K. Das                            officer) and Director

/s/ Santanu Das*                        Chief Operating Officer and                  July 20, 2005
--------------------------------------  Director
Santanu Das

/s/ Bruce Nelson*                        Chief Financial Officer                     July 20, 2005
--------------------------------------  (principal financial officer)
Bruce Nelson

/s/ Benedict A. Eazzetta*                Director                                    July 20., 2005
---------------------------------------
Benedict A. Eazzetta

/s/ D. Dean McCormick III*               Director                                    July 20, 2005
--------------------------------------
D. Dean McCormick, III

/s/ Stanley W. Corbett*                  Director                                    July 20, 2005
----------------------------------------
Stanley W. Corbett

*  By: /s/ Amrit K. Das
       --------------------
       Amrit K. Das,
       Attorney-in-Fact

            INDEX TO EXHIBITS FILED WITH THIS REGISTRATION STATEMENT

EXHIBIT NO.                DESCRIPTION
-----------                -----------



5.1               Opinion of Richardson & Patel, LLP

23.1              Consent of Independent Registered Public Accounting Firm (KPMG
                  LLP)

23.2              Consent of Richardson & Patel, LLP (contained in exhibits 5.1,
                  5.2 and 5.3)

23.3 Consent of Rutan & Tucker, LLP (filed herewith and contained in exhibits 5.4, 5.5 and 5.6)

23.4 Consent of Independent Registered Public Accounting Firm (Haskell & White LLP)